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                                                                EXHIBIT 23(h)(3)

                             OMNIBUS FEE AGREEMENT
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     THIS AGREEMENT is made as of this ____ day of ______, 2000 by and between
JULIUS BAER MULTISTOCK FUNDS (the "Company"), a Massachusetts business trust, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation.

     WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") which may consist of one or more series of shares of beneficial interest;

     WHEREAS, the Company and BISYS have entered into an Administration Agreement, dated ________, 2000 concerning the provision of management and administrative services for the investment portfolios of the Company (individually referred to herein as a "Fund" and collectively as the "Funds");

     WHEREAS, the Company and BISYS have entered into a Transfer Agency Agreement dated _____________, 2000, concerning the provision of transfer agency services for the Funds; and

     WHEREAS, the parties desire to set forth the compensation payable by the Company under the foregoing agreements in a separate written document.

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

     1. The Administration Agreement and Transfer Agency Agreement referred to herein shall be referred to collectively as the "Service Agreements."

     2. Subject to the annual minimum fee set forth below, the Company shall pay to BISYS on the first business day of each month, or at such time(s) as BISYS shall request and the parties hereto shall agree, an annual asset-based fee, computed daily, at the rate of:

               Ten one-hundredths of one percent (.10%) of the Trust's daily net asset value up to $1 billion;

               Eight one-hundredths of one percent (.08%) of the Trust's daily net asset value in excess of $1 billion up to $1.5 billion; and

               Six one-hundredths of one percent (.06%) of the Trust's daily net asset value in excess of $1.5 billion.
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     The above-referenced fee shall be subject to an annual aggregate minimum fee of $70,000 per Fund. BISYS shall also be entitled to receive an account maintenance fee of $20.00 per shareholder account, per year which shall be payable monthly. To the extent the Company maintains two or more classes of shares, BISYS shall be entitled to receive an additional annual fee for each class of shares that is in addition to the initial class of shares. Such fee shall be equal to $15,000 per class.

     3. The fees set forth above shall be in addition to the payment of out-of-pocket expenses, as provided for in the Service Agreements.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first written above.


                                             JULIUS  BAER MULTISTOCK FUNDS

                                             By:____________________________

                                             Name:__________________________

                                             Title:_________________________


                                             BISYS FUND SERVICES OHIO, INC.



                                             By:____________________________

                                             Name:__________________________

                                             Title:_________________________

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